 EX. 99.28(d)(16)(x)

Amendment to

Investment Sub-Advisory Agreement among

Jackson National Asset Management, LLC,

BNY Mellon Asset Management North America Corporation

(formerly Mellon Capital Management Corporation),

and Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation), a corporation organized under the laws of Delaware and registered investment adviser (the “Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust, as listed on Schedule A of the Agreement (the “Funds”).

Whereas, the Parties have agreed to amend the following section of the Agreement, to update the Sub-Adviser’s address:

“Section 17. Notice.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Sub-paragraph b), in Section 17. “Notice,” shall be deleted and replaced, in its entirety, with the following:

b)	To Sub-Adviser:
BNY Mellon Asset Management North America Corporation
One Boston Place
201 Washington Street
Boston, MA 02108-4408
Attn: Relationship Manager
E-mail: AMNARelationshipManagement@bnymellon.com

With a Copy to:
BNY Mellon Asset Management North America Corporation
One Boston Place
201 Washington Street
Boston, MA 02108-4408
Attn: Compliance Department
E-mail: amnacompliance@bnymellon.com

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective August 31, 2018.

Jackson National Asset Management, LLC		BNY Mellon Asset Management North America Corporation

By:	/s/ Mark D. Nerud	By:	/s/ Almond G. Goduti
Name:	Mark D. Nerud	Name:	Almond G. Goduti
Title:	President and CEO	Title:	Managing Director

Jackson Variable Series Trust

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

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